CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus pertaining to the Emerson Radio Corp. Stock Compensation Program and the Emerson Radio Corp. 1994 Non-Employee Director Stock Option Plan and to the incorporation by reference therein of our report dated May 24, 1995, with respect to the consolidated financial statements and schedule of Emerson Radio Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 1995, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

                                   Ernst & Young LLP

New York, New York

October 17, 1995